Exhibit 99.1

News Release
One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release:	December 8, 2014, 6:00 a.m. ET	Contact:	Jack Isselmann, Public Relations
Lorie Tekorius, Investor Relations
Ph: (503) 684-7000

Greenbrier Announces Orders for 14,100 Railcars Valued at $1.24 Billion

~ Orders diversified across multiple railcar types ~

Lake Oswego, Oregon, December 8, 2014 –The Greenbrier Companies, Inc. (NYSE:GBX) announced today that it received new orders in its first quarter ended November 30, 2014 for 14,100 railcar units valued at $1.24 billion. Orders for the quarter include small-cube covered hopper cars for sand and cement transportation, boxcars, double-stack intermodal units, automobile carrying cars, gondolas and tank cars, both for crude oil and other commodity types. The average selling price for the orders reflects the diversity of railcar types ordered. (These orders include 11,400 units valued at nearly $1 billion received in September and October 2014 which Greenbrier previously disclosed on October 30, 2014.)

William A. Furman, Chairman and CEO said, “Our strategy to diversify our product mix continues to pay off, with nearly two-thirds of the orders received being non-energy related. We are well positioned to meet this broad-based demand with our efficient, flexible and lower-cost facilities. Greenbrier’s business has never been better balanced than it is now.”

“We anticipate the regulatory picture for tank cars transporting hazardous materials will be clarified with final US and Canadian government actions in early 2015,” Furman said. “This will prompt an additional wave of new tank car orders and tank car retrofits, regardless of current oil prices. Greenbrier is strategically positioned to meet this demand.”

Furman concluded, “The future is bright for Greenbrier. We remain committed to operational excellence in each of our businesses and enhancing the long-term trajectory of key metrics, including financial goals of at least 20% aggregate gross margin and 25% ROIC by the second half of fiscal 2016. Our robust and diverse order book moves us one step closer to achieving these goals.”

- More -

Greenbrier announces orders for 14,100 railcars . . . (Cont.)	Page 2

About Greenbrier

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 38 locations across North America, including 14 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,500 railcars, and performs management services for approximately 238,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

# # #